Exhibit 10.4
No. ###Grant_ID###

SECOND AMENDED AND RESTATED
2022 NEXTRACKER INC. EQUITY INCENTIVE PLAN

FORM OF STOCK OPTION AWARD AGREEMENT (TIME)

This non-qualified Stock Option Award Agreement (the “Agreement” or this “Agreement”) is made and entered into as of the Grant Date (as defined below), (the “Effective Date”) by and between Nextracker Inc., a Delaware corporation and any successor entity of Nextracker Inc. (the “Company”), and the participant named below (the “Participant”). Capitalized terms not defined herein shall have the meaning ascribed to them in the Second Amended and Restated 2022 Nextracker Inc. Equity Incentive Plan (as amended, restated, amended and restated, supplemented or otherwise modified from time to time) (the “Plan”). The Participant understands and agrees that this non-qualified Stock Option Award (the “Option” or the “Option Award”) is granted subject to and in accordance with the express terms and conditions of the Plan and this Agreement, including any country-specific terms set forth in Exhibit A to this Agreement. The Participant further agrees to be bound by the terms and conditions of the Plan and the terms and conditions of this Agreement. The Participant acknowledges receipt of a copy of the Plan. A copy of the Plan and the official prospectus for the Plan are available at the offices of the Company, and the Participant hereby agrees that the Plan has been delivered to the Participant and the official prospectus for the Plan is available, and deemed delivered, to the Participant.

Option Number:                ###OPTION_NUMBER###

Participant:                ###PARTICIPANT_NAME####

Total Options:                ###NUMBER###

Exercise Price Per Share:    $###PRICE_PER_SHARE###

Grant Date:                ###GRANT_DATE###

Expiration Date:    Provided the Vesting Criteria is satisfied and subject to Section 1.1(b) below, the Option shall be exercisable during the period commencing on the date the Vesting Criteria is satisfied and ending on the ten year anniversary of the Grant Date (the “Expiration Date”).

Vesting Criteria:    Subject to Section 1(c) below, provided the Participant continues to provide services to the Company or to any Parent, Subsidiary, or Affiliate (each, a “Company Group Member”) through the applicable vesting date, the Option Award shall fully-vest on the third anniversary of the Grant Date (the “Vesting Date,” and the period between the Grant Date and the Vesting Date, the “Vesting Period”).

1. Grant of Option Award.
1.1    Grant of Option Award. Subject to the terms and conditions of the Plan and this Agreement, including any country-specific terms set forth in Exhibit A to this Agreement, the Company hereby grants to the Participant this Option Award to purchase the total number of shares of Common Stock of the Company set forth above as Total Options at the Exercise Price (on a per Option basis) as set forth above.

(a)Vesting Criteria. This Option shall vest and be exercisable as indicated in this Agreement. Subject to the terms and conditions of the Plan and this Agreement (including any Exhibits thereto), this Option shall vest and become exercisable as to the applicable number of Options upon the satisfaction of the above Vesting Criteria. Except as otherwise provided in Section 3 below, this Option shall cease to vest upon the Participant’s Termination of Service.
(b)Termination of Service, Generally; Without “Cause” or Voluntary Resignation. Subject to Section 1.1(c) below, all of the Company’s obligations and the Participant’s rights under this Agreement shall terminate on the earlier of the date on which the Participant’s Termination of Service occurs or the date when all applicable Options that are subject to this Option Award have been issued and/or delivered as shares of Common Stock, but in any event no later than the Expiration Date; provided that, in the event of the Participant’s Termination of Service without “Cause” (as defined below) or due to a voluntary resignation, this Option Award (to the extent previously vested and exercisable prior to the date of such Termination of Service) may be exercised by the Participant no later than ninety (90) days after the date on which such Termination of Service occurs, but in any event no later than the Expiration Date; provided, however, that if the Participant violates the terms of Sections 11 through 14 of this Agreement, any non-disclosure agreement with, or other confidentiality obligation owed to, any Company Group Member or the Participant’s Termination of Service for Cause occurs, in each case prior to the exercise of this Option (regardless of whether vested or unvested) or prior to the issuance and/or delivery of shares of Common Stock with respect to the exercise of this Option Award, then all remaining Options hereunder (including any Options that are vested or unvested or any Options that are subject to exercise but for which shares of Common Stock have not been issued and/or delivered) shall be automatically forfeited and cancelled in their entirety and all of the Company’s obligations and the Participant’s rights under this Agreement (with respect to such forfeited Options) shall immediately terminate.
For purposes of this Agreement, “Cause” shall mean the Participant’s involuntary Termination of Service due to: (i) the failure by the Participant to perform the Participant’s duties with a Company Group Member (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness) after a written demand for performance is delivered to the Participant by the Company which demand identifies the manner in which such Company Group Member believes that the Participant has not performed the Participant’s duties, (ii) the engaging by the Participant in conduct which is injurious to a Company Group Member, monetarily or otherwise, (iii) Participant’s conviction of, guilty plea to, or entering a plea of nolo contendere to, a felony, or (iv) the Participant’s breach of any terms of a Company Group Member’s code of conduct, employee handbook or manual, written policies, or written agreements between such Company Group Member and the Participant, including in each case, without limitation, with respect to confidential information and restrictive covenants.
(c)Termination Because of Death or Disability. Notwithstanding Sections 1.1(b) above, the following Section 1.1(c) shall apply in the event of the Participant’s Termination of Service due to death or Disability (an “Intervening Termination”). Upon such an Intervening Termination, all of the Company’s obligations and the Participant’s rights under this Agreement will remain in effect (except as otherwise provided herein), such that, a pro-rata amount of the then-unvested Options shall be exercisable by the Participant (or the Participant’s legal representative) until the earlier of (i) the one (1) year anniversary of the date of the Intervening Termination and (ii) the Expiration Date, subject to satisfaction of the Vesting Criteria; provided, however, that if the Participant violates the terms of Sections 11 through 14 of this Agreement, any non-disclosure agreement with, or other confidentiality obligation owed to, any Company Group Member prior to the exercise of this Option Award or prior to the issuance and/or delivery of shares of Common Stock with respect to the exercise of this Option, then all remaining Options hereunder (including any Options subject to exercise but for which shares of Common Stock have not been issued and/or delivered) shall be forfeited and all of the Company’s obligations and the Participant’s rights under this Agreement (with respect to such forfeited Options) shall immediately terminate. With respect to the preceding sentence, the pro-rated amount of the Options that remain eligible to vest hereunder shall be based on the portion of the above Vesting Period during which the Participant was employed prior to such Intervening Termination, it being understood that the remaining portion of such Options (i.e., that is not pro-rated pursuant to the above), shall be forfeited and cancelled upon such Intervening Termination (and all of the Company’s obligations and the Participant’s rights under this Agreement with respect to such forfeited portion of the Options shall immediately terminate). For the avoidance of doubt, any Options that are vested as of the date of an Intervening Termination may be exercised by the Participant (or the Participant’s legal representative) no later than the one (1) year anniversary of the date of the Intervening Termination (or, if earlier, the Expiration Date).
(d)Expiration. This Option shall expire on the Expiration Date set forth above and must be exercised, if at all, on or before the earlier of the Expiration Date or the date on which this Option is earlier terminated in accordance with the foregoing provisions of Section 1.1(b) above.

(e)No Obligation to Employ. Nothing in the Plan or this Agreement shall confer on the Participant any right to continue in the employ of, or other relationship with, the Company Group Members, or limit in any way the right of any Company Group Member to terminate the Participant’s employment or service relationship at any time, with or without cause.
(f)Nontransferability of Option Award. None of the Participant’s rights under this Agreement or under the Option Award may be transferred in any manner other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, the Participant, if based in the U.S., may transfer or assign the Option Award, (i) through a domestic relations order (and not in a transfer for value), (ii) to the Participant’s family, charitable institutions, or trusts or other entities whose beneficiaries or beneficial owners are members of the Participant’s family and/or charitable institutions, pursuant to such conditions and procedures as the Committee may establish, or (iii) as may otherwise be allowed by the Plan. The terms of this Agreement shall be binding upon the executors, administrators, successors and assigns of the Participant.
(g)Privileges of Common Stock Ownership. The Participant shall not have any of the rights of a stockholder with respect to the applicable shares of Common Stock until the Participant exercises this Option, pays the Exercise Price and the shares of Common Stock are issued and/or delivered to the Participant and the Participant has made appropriate provision for any Tax-Related Items that may arise in accordance with Section 6 below. The Participant shall have no beneficial ownership in the shares of Common Stock until they are issued and/or delivered in accordance with this Section 1.1(g).
(h)Interpretation. Any dispute regarding the interpretation of the terms and provisions with respect to the Option Award and this Agreement shall be submitted by the Participant or the Company to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on the Company and on the Participant.
2. Exercise of Option.
2.1 Option Exercise Agreement. To exercise this Option, the Participant (or in the case of exercise after the Participant’s death, the Participant’s executor, administrator, heir or legatee, as the case may be) must deliver such form, and follow such procedures, as may be determined by the Company from time to time (including those provided by the stock plan administrator) (the “Exercise Agreement”). If someone other than the Participant exercises this Option, then such person must submit documentation reasonably acceptable to the Company that such person has the right to exercise this Option.
2.2 Limitations on Exercise. This Option may not be exercised unless such exercise is in compliance with all applicable federal, state, local or foreign securities laws and the rules promulgated by any stock exchange or automated quotation system on which the Common Stock may be listed at the time of such issuance or delivery, as they are in effect on the date of exercise.
2.3 Payment. The Exercise Agreement shall be accompanied by full payment of the Exercise Price for the shares of Common Stock being purchased in such form of payment as shall be determined by the Committee, including without limitation: (i) cash or check, (ii) other property acceptable to the Committee; provided that payment of such proceeds is then made to the Company upon settlement of such sale, (iii) net exercise; (iv) a “sell to cover” program established by the Company; or (v) any combination of the foregoing methods of payment.
2.4 Issuance of Common Stock. Provided that the Exercise Agreement and payment are in form and substance satisfactory to counsel for the Company, the Company shall issue and/or deliver the shares of Common Stock registered in the name of the Participant or the Participant’s legal representative.
3. Compliance with Laws and Regulations. The exercise of this Option and the issuance and/or delivery of the applicable shares of Common Stock to the Participant shall be subject to and conditioned upon compliance by the Company and the Participant with all applicable requirements of any applicable laws and any stock exchange or automated quotation system on which the Common Stock may be listed at the time of such issuance or delivery.
4. Rights as a Stockholder. Subject to the terms and conditions of this Agreement and the Plan, the Participant will have all of the rights of a stockholder of the Company with respect to the applicable shares of Common Stock which have been issued and/or delivered to the Participant until such time as the Participant disposes of such shares of Common Stock.

5. Transfer Requirements; Etc.
5.1 Transfer Requirements. The Participant agrees that, to ensure compliance with the restrictions imposed by this Agreement and the Plan, (i) the Board may impose administrative requirements relating to the transfer of any shares of Common Stock issued and/or delivered hereunder, and (ii) as and when applicable, the Company may issue appropriate “stop-transfer” instructions to its transfer agent, if any, and if the Company administers transfers of its own securities, it may make appropriate notations to the same effect in its own records.
5.2 Refusal to Recognize Issuance. The Company will not be required (i) to register in its books any shares of Common Stock that have been sold, transferred or otherwise issued in violation of any of the provisions of this Agreement or the Plan, or (ii) to treat as owner of such shares of Common Stock, or to accord the right to vote or pay distributions to any Participant or other transferee to whom such shares of Common Stock have been so transferred.
6. Taxes and Disposition of Shares of Common Stock.
6.1 Tax Obligations and Issuance of Common Stock.
(a)Regardless of any action a Company Group Member or the Participant’s employer (the “Employer”) takes with respect to any or all international, federal, state, local, foreign or other income tax, social insurance, payroll tax, payment on account or other tax-related items arising out of the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company and/or the Employer. The Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including but not limited to, the grant, vesting or exercise of this Option, issuance and/or delivery of the applicable shares of Common Stock and the subsequent sale or transfer of any such shares of Common Stock acquired pursuant to such exercise and the receipt of any distributions thereunder; and (ii) do not commit and are under no obligation to structure the terms of the grant or any aspect of this Option to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Furthermore, if the Participant has become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)Prior to the relevant taxable or tax withholding event, as applicable, and as a condition precedent to the issuance and/or delivery of shares of Common Stock under this Agreement, the Participant shall pay or make arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the Tax-Related Items by one or a combination of the following (i) withholding from the Participant’s wages or other cash compensation paid to the Participant by any Company Group Member; (ii) withholding in shares of Common Stock to be issued and/or delivered at exercise of this Option; or (iii) a “same-day sale” transaction.
(c)To avoid any negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for the Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, the Participant is deemed to have been issued and/or delivered the full number of shares of Common Stock subject to the exercised Option, notwithstanding that a number of such shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items due as a result of the Participant’s participation in the Plan.
(d)The Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described in this Section. The Company may refuse to issue or deliver the shares of Common Stock if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items.

(e)Notwithstanding the provisions of this Section 6.1, the Participant agrees to indemnify the Company and relevant Subsidiaries, and hold the Company and each relevant Subsidiary harmless against and free from any and all liability for any taxes or payments in respect of taxes (including social security and national insurance contributions, to the extent permitted by applicable law), arising as a result of, in connection with or in respect of the grant of the Option Award and/or the vesting, issuance or delivery of any shares of Common Stock.
6.2 Disposition of Shares of Common Stock. The Participant hereby agrees that he or she shall make no disposition of any shares of Common Stock issuable and/or deliverable hereunder (other than as permitted by this Agreement and the Plan) unless and until the Participant shall have complied with all requirements of this Agreement and the Plan applicable to the disposition thereof.
7. Nature of Grant. In accepting this Option, the Participant acknowledges and agrees that:
(a)the Plan is established voluntarily by the Company, is discretionary in nature and may be amended, suspended or terminated by the Committee at any time;
(b)the grant of this Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past;
(c)all decisions with respect to future option grants, if any, will be at the sole discretion of the Company;
(d)the Participant’s participation in the Plan is voluntary;
(e)the Participant’s participation in the Plan shall not create a right to further employment with the Company or the Employer and shall not interfere with the ability of the Company or the Employer to terminate the Participant’s employment relationship at any time;
(f)this Option is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Employer, the Company or any Parent, Subsidiary, or Affiliate of the Company and that is outside the scope of the Participant’s employment or service contract, if any;
(g)the future value of the shares of Common Stock underlying this Option is unknown and cannot be predicted with certainty;
(h)if the Participant exercises this Option and acquires shares of Common Stock, the value of such shares of Common Stock may increase or decrease in value, even below the Exercise Price;
(i)no claim or entitlement to compensation or damages shall arise from the forfeiture of the Option resulting from the Participant’s Termination of Service (for any reason whatsoever and whether or not in breach of local labor laws) or the diminution of value of the shares of Common Stock issued and/or delivered upon exercise, and in consideration of this Option to which the Participant is otherwise not entitled, the Participant irrevocably agrees never to institute any claim against a Company Group Member and/or the Employer, waives the Participant’s ability, if any, to bring any such claim, and releases each such Company Group Member and/or the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims; and
(j)if the Participant resides outside of the U.S.:
(A) this Option Award and any shares of Common Stock acquired under the Plan are not intended to replace any employee benefit rights or compensation;
(B) this Option is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, dismissal, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to past services for the Employer or any Company Group Member; and
(C) in the event of the Participant’s Termination of Service (whether or not in breach of local labor laws), and subject to Section 1.1(b) or (c), as applicable, the Participant’s right to vest in the Option under the Plan, if any, will terminate effective as of the date of Termination of Service, it being understood that the Committee shall have the exclusive discretion to determine when the Participant is no longer actively providing service for purposes of this Option.
8. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s purchase or sale of any shares of Common Stock acquired upon exercise of this Option. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
9. Data Privacy. In connection with the Option Award and the Participant’s participation in the Plan, the Employer or the Company Group Members, as applicable, may need to process personal data (as such term, “personal information,” “personally identifiable information,” or any other term of comparable intent, is defined under applicable laws or regulations, in each case to the extent applicable) provided by the Participant to, or otherwise obtained by, the Employer or any of the Company Group Members, their respective third-party service providers or others acting on the Employer’s or any of the Company Group Members’ behalf. Examples of such personal data may include, without limitation, the Participant’s name, account information, date of birth, social security number or other identification number, tax number, salary, nationality, job title, home address, telephone number and other contact information, any shares of Common Stock or directorships held in the Company and details of all Option Awards or other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor.
The Employer or the Company Group Members may collect, use, store, transfer and otherwise process such personal data for all purposes relating to this Agreement or the operation and performance of the Option Award or the Plan, including but not limited to:
(a)implementing, administering, managing and maintaining Participant records;
(b)providing the services described in the Option Award or the Plan;
(c)providing information to future purchasers or merger partners of the Employer or any of Company Group Members, or the business in which such Participant works; and
(d)responding to public authorities, court orders and legal investigations and complying with law, as applicable.
Depending on the jurisdiction in which the Participant lives, the legal basis for collecting, using, storing, transferring and otherwise processing the Participant’s personal data in connection with this Agreement or the Option Award or the Plan may be the Participant’s consent, necessity for the performance of a contract with the Participant, or the legitimate interests of the Employer or the applicable Company Group Member. Where the jurisdiction applicable to the Participant recognizes consent as a valid legal basis for the processing of the Participant’s personal data as described herein, the Participant hereby explicitly and unambiguously consents to the collection, use, storage, transfer and other processing, in electronic or other form, by the Employer or any of the Company Group Members (or any of their respective third-party service providers or others acting on the Employer’s or any of the Company Group Members’ behalf) of the Participant’s personal data as described in this Agreement for all purposes relating to this Agreement or the operation and performance of the Option Award or the Plan, including, but not limited to, the purposes listed above. With respect to any applicable jurisdiction that requires determination of the legal basis for processing but does not recognize consent as a valid legal basis for the processing described herein, such processing shall be conducted on the basis of necessity for the performance of a contract with the Participant or the legitimate interests of the Employer or the applicable Company Group Member.

The Participant is not required to supply any of the personal data that the Employer or the Company Group Members may request. However, failure to do so may affect the Participant’s ability to participate in the Option Award or the Plan or the Employer’s or the Company Group Members’ ability to provide the Participant with certain rights and benefits that would otherwise be available to the Participant under the Option Award or the Plan.
The Employer or the Company Group Members may share the Participant’s personal data with (i) Affiliates, (ii) trustees of any employee benefit trust, (iii) registrars, (iv) brokers, (v) third-party administrators of the Option Award or the Plan, (vi) third-party service providers acting on the Employer’s or any of the Company Group Members’ behalf to provide the services described above, (vii) future purchasers or merger partners (as described above) or (viii) regulators and others, as required by law or in order to provide the services described in the Option Award or the Plan.
If necessary, the Employer or the Company Group Members may transfer the Participant’s personal data to any of the parties mentioned above in a country or territory that may not provide the same protection for the information as the Participant’s home country. Any transfer of the Participant’s personal data to recipients in a third country will be made subject to appropriate safeguards or applicable derogations provided for, and to the extent required, under applicable law. Further information on those safeguards or derogations can be obtained through, and other questions regarding this Section 9 (including to request access to the information included in this Section 9 in an alternative format) may be directed to, the Company’s Legal Department (legal@nextracker.com). The terms set forth in this Section 9 are supplementary to the terms set forth in any employee privacy notice or other privacy policy that may be made available by the Employer or the applicable Company Group Member to the Participant (as applicable, and as updated from time to time by the Employer or the applicable Company Group Member upon notice to the Participant); provided that, in the event of any conflict between the terms of this Section 9 and the terms of any such notice or policy, the terms of this Section 9 shall govern and control in relation to the processing of such personal data in connection with this Agreement or the Option Award or the Plan.
The Employer and the Company Group Members will keep personal data collected or otherwise processed in connection with this Agreement or the Option Award or the Plan for as long as necessary to operate the Option Award and the Plan or as necessary to comply with any legal or regulatory requirements and in accordance with the Employer’s and the Company Group Members’ backup and archival policies and procedures.
Certain Participants may have a right to (1) request access to and rectification or erasure of the personal data provided or otherwise obtained, (2) request the restriction of the processing of his or her personal data, (3) object to the processing of his or her personal data, (4) receive the personal data provided to the Employer or the Company Group Members and transmit such data to another party, (5) request a list with the names and addresses of any potential recipients of his or her personal data by contacting the Company’s Legal Department at the email address listed above, (6) lodge a complaint with a supervisory authority and (7) not be discriminated against for exercising his or her rights hereunder. However, the Participant’s exercise of any of the foregoing rights may affect the Participant’s ability to participate in the Option Award or the Plan or the Employer’s or the Company Group Members’ ability to provide the Participant with certain rights and benefits that would otherwise be available to the Participant under the Option Award or the Plan. The Employer and the Company Group Members do not sell personal data collected or otherwise processed in connection with this Agreement or the Option Award or the Plan to any third party and do not share such personal data with any third party for purposes of cross-context behavioral advertising. This Section 9, and the practices described herein, applies equally to the Employer’s and the Company Group Members’ collection, use, disclosure and other processing of “sensitive” personal data, such as social security numbers and financial account information. The Employer and the Company Group Members do not use or otherwise process personal data collected or otherwise processed in connection with this Agreement or the Option Award or the Plan, including “sensitive” personal data, for purposes of automated decision-making, including profiling.
10. Clawback. This Option Award is subject to any clawback, forfeiture, recoupment or recovery policy of the Company, as promulgated by the Company from time to time and as may be amended, as well as any requirements relating to the clawback, forfeiture, recoupment or recovery of compensation as required by any applicable laws and any rules promulgated by any stock exchange or automated quotation system on which the Common Stock may be listed at the time of such issuance or delivery, in each case whether currently in effect or adopted hereafter and, by accepting this Option Award (including the benefits provided hereunder), Participant agrees and acknowledges that any outstanding equity incentive awards previously granted to Participant under the Plan shall also be subject to the terms of any of the foregoing clawback, forfeiture, recoupment or recovery policies of the Company from time to time.
11. Confidential Information.
(a)The Participant acknowledges that the business and services of the Company Group Members are highly specialized, the identity and particular needs of the Company Group Members’ customers, suppliers, and independent contractors are not generally known, and the documents, records, and information regarding the Company Group Members’ customers, suppliers, independent contractors, services, methods of operation, policies, procedures, sales, pricing, and costs are highly confidential information and constitute trade secrets. The Participant further acknowledges that the services rendered to the Company Group Members by the Participant have been or will be of a special and unusual character which have a unique value to the Company Group Members and that the Participant has had or will have access to trade secrets and confidential information belonging to the Company Group Members, the loss of which cannot be adequately compensated by damages in an action at law.
(b)Without any limitation that is otherwise applicable to the Participant under any other confidentiality agreement the Participant has entered into with any Company Group Member, the Participant agrees to not use for any purpose or disclose to any person or entity any Confidential Information, except as required in the performance of the Participant’s duties to the Company Group Members. “Confidential Information” means information that the Company Group Members has obtained in connection with its present or planned business, including information the Participant developed in the performance of the Participant’s duties for the Company Group Members, the disclosure of which could result in a competitive or other disadvantage to the Company Group Members. Confidential Information includes, but is not limited to, all information of the Company Group Members to which the Participant has had or will have access, whether in oral, written, graphic or machine-readable form, including without limitation, records, lists, specifications, operations or systems manuals, decision processes, policies, procedures, profiles, system and management architectures, diagrams, graphs, models, sketches, technical data, research, business or financial information, plans, strategies, forecasts, forecast assumptions, business practices, marketing information and material, customer names, vendor lists, independent contractor lists, identities, or information, proprietary ideas, concepts, know-how, methodologies and all other information related to the Company Group Members’ business and/or the business of any of its affiliates, knowledge of the Company Group Members’ customers, suppliers, employees, independent contractors, methods of operation, trade secrets, software, software code, methods of determining prices. Confidential Information shall also include all information of a third party to which the Company Group Members and/or any of its affiliates have access and to which the Participant has had or will have access. The Participant will not, directly or indirectly, copy, take, disclose, or remove from the Company Group Members’ premises, any of the Company Group Members’ books, records, customer lists, or any Confidential Information.
The Participant acknowledges and understands that, pursuant to Section 7 of the Defend Trade Secrets Act of 2016, the Participant shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, State, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, and without limiting the preceding sentence, if the Participant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Participant may disclose the trade secret to the Participant’s attorney and may use the trade secret information in the court proceeding, if the Participant (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order.
Notwithstanding the foregoing, nothing in this Agreement precludes or otherwise limits the Participant’s ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”), or any other federal, state or local governmental agency or commission or self-regulatory organization (each such agency, commission or organization, a “Government Agency”) or self-regulatory organization regarding possible legal violations, without disclosure to the Company. The Company may not retaliate against the Participant for any of these activities, and nothing in this Agreement requires the Participant to waive any monetary award or other relief that the Participant might become entitled to from the SEC or any other Government Agency.
12. Employee Non-Solicitation.
(a)Non-Solicitation of Employees During Employment. During the term of the Participant’s employment with the Company Group Members, the Participant will not, either on the Participant’s own account or for any person, firm, partnership, corporation, or other entity (i) solicit, interfere with, or endeavor to cause any employee of the Company Group Members to leave employment with the Company Group Members; or (ii) induce or attempt to induce any such employee to breach their obligations to the Company Group Members.
(b)Non-Solicitation of Employees After Employment. After the Participant’s separation from employment with the Company Group Members for any reason whatsoever, the Participant will not, either on the Participant’s own account or for any person, firm, partnership, corporation, or other entity, use the Company Group Members’ trade secrets to (i) solicit, interfere with, or endeavor to cause any employee of the Company Group Members to leave employment with the Company Group Members; or (ii) induce or attempt to induce any such employee to breach their obligations to the Company Group Members.
(c)Anti-Raiding of Employees. The Participant agrees that for a period of one year after the Participant’s separation from employment with the Company Group Members for any reason whatsoever, whether using the Company Group Members’ trade secrets or not, the Participant shall not disrupt, damage, impair, or interfere with the Company Group Members’ business by raiding the Company Group Members’ employees.
13. Customer Non-Solicitation.
(a)Non-Solicitation of Customers During Employment. During the term of the Participant’s employment with the Company Group Members, the Participant will not solicit, induce, or attempt to induce any past or current customer of the Company Group Members (i) to cease doing business, in whole or in part, with the Company Group Members; or (ii) to do business with any other person, firm, partnership, corporation, or other entity which performs services similar to or competitive with those provided by the Company Group Members.
(b)Non-Solicitation of Customers After Employment. After the Participant’s separation from employment with the Company Group Members for any reason whatsoever, the Participant will not, either on the Participant’s own account or for any person, firm, partnership, corporation, or other entity, use the Company Group Members’ trade secrets to solicit, induce, or attempt to induce any past or current customer of the Company Group Members (i) to cease doing business, in whole or in part, with the Company Group Members; or (ii) to do business with any other person, firm, partnership, corporation, or other entity which performs services similar to or competitive with those provided by the Company Group Members.
14. Non-Compete. For a period of twelve (12) months following the date on which the Participant’s employment with the Company Group Members terminates for any reason, regardless of whether the termination is initiated by the Participant or the Company Group Members, the Participant agrees that the Participant will not: (i) accept employment with, be employed by or provide services (as an employee, consultant, independent contractor or in any other capacity) to any competitor of the Company or any of its Subsidiaries; and (ii) own (other than the ownership of five percent (5%) or less of the common stock or similar equity interest of a publicly traded company) or operate a business that is a competitor of the Company or any of its Subsidiaries. For purposes of this Section, the term “competitor” shall mean any business, company or entity that provides any products or services that are the same as, similar to, or compete with the products and services provided by the Company or any of its Subsidiaries.

15. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in this Agreement and the Plan, this Agreement will be binding upon the Participant and the Participant’s heirs, executors, administrators, legal representatives, successors and assigns.

16. Governing Law; Venue; Severability. This Agreement shall be governed by and construed in accordance with the internal laws of the state of Delaware, excluding that body of laws pertaining to conflict of laws. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Option Award or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the state of Delaware and agree that such litigation shall be conducted only in the applicable federal courts for the state of Delaware, or if the issue cannot be adjudicated by federal courts, then the state courts of the state of Delaware. If any provision of this Agreement is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable. Participant acknowledges and agrees that Participant was represented by counsel in connection with the negotiation of this Agreement. Participant acknowledges and agrees that, pursuant to Section 925 of the California Labor Code, Participant (a) has waived the application of California law to this Agreement and any disputes under this Agreement, (b) has waived any right to have any disputes under this Agreement adjudicated in California, and (c) acknowledges and agrees that any disputes under this Agreement shall not be deemed to be a controversy arising in California. Participant acknowledges that Participant has had sufficient time to and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.
17. Notices. Any notice required to be given or delivered to the Company shall be in writing and addressed to the Chief Human Resources Officer of the Company at its corporate offices at 6200 Paseo Padre Parkway, Fremont, CA 94555. Any notice required to be given or delivered to the Participant shall be in writing and addressed to the Participant at the address indicated on the signature page hereto or to such other address as the Participant may designate in writing from time to time to the Company. All notices shall be deemed effectively given upon personal delivery, three (3) days after deposit in the United States mail by certified or registered mail (return receipt requested), one (1) business day after its deposit with any return receipt express courier (prepaid), or one (1) business day after transmission by facsimile.
18. Headings. The captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement. All references herein to Sections will refer to Sections of this Agreement.
19. Language. If the Participant has received this Agreement or any other document related to the Plan, translated into a language other than English and if the meaning of the translated version is different from the English version, the English version will control.
20. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
21. Exhibit A. Notwithstanding any provision in this Agreement to the contrary, this Option shall be subject to any special terms and provisions as set forth in Exhibit A to this Agreement for the Participant’s country. Moreover, if the Participant relocates to one of the countries included in Exhibit A, the special terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. For the avoidance of doubt, Exhibit A constitutes part of this Agreement.
22. Code Section 409A. With respect to U.S. taxpayers, it is intended that the terms of this Option Award will comply with the provisions of section 409A of the Code and the Treasury Regulations relating thereto so as not to subject the Participant to the payment of additional taxes and interest under section 409A of the Code, and this Agreement will be interpreted, operated and administered in a manner that is consistent with this intent. In furtherance of this intent, the Committee may adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, in each case, without the consent of the Participant, that the Committee determines are reasonable, necessary or appropriate to comply with the requirements of section 409A of the Code and related U.S. Department of Treasury guidance. Notwithstanding any provision of the Plan to the contrary, in no event shall the Company or any affiliate be liable to the Participant on account of an Option Award’s failure to (i) qualify for favorable U.S. or foreign tax treatment or (ii) avoid adverse tax treatment under U.S. or foreign law, including, without limitation, section 409A of the Code. In this light, the Company makes no representation or covenant to ensure that this Option Award is (or option awards generally are) intended to be exempt from, or compliant with, section 409A of the Code are not so exempt or compliant or for any action taken by the Committee with respect thereto.
23. Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on this Option Award and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
24. Remedies. In addition to all of the remedies otherwise available to the Company, the Company shall have the right to injunctive relief to restrain and enjoin any actual or threatened breach of Sections 11, 12, 13 and 14 of this Agreement. All of the Company’s remedies for breach of this Agreement shall be cumulative and the pursuit of one remedy will not be deemed to exclude any other remedies. In the event the Participant breaches Section 14 of this Agreement prior to the exercise of this Option or prior to the issuance and/or delivery of shares of Common Stock with respect to the exercise of this Option, then all remaining Options hereunder (including any Options subject to exercise but for which shares of Common Stock has not been issued and/or delivered and any vested shares of Common Stock then held by the Participant which were previously received pursuant to the exercise of any Options) shall be forfeited and all of the Company’s obligations and the Participant’s rights under this Agreement (with respect to such forfeited Options) shall immediately terminate.
25. Acknowledgements. The Participant acknowledges that the Participant has carefully read this Agreement and consulted with legal counsel of the Participant’s choosing regarding its contents or has voluntarily and knowingly forgone such consultation, has given careful consideration to the restraints imposed upon the Participant by this Agreement, and is in full accord as to their necessity for the reasonable and proper protection of the Company Group Members. The Participant expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter and time period.
26. Entire Agreement. The Plan and this Agreement, together with all its Exhibits, constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between the parties hereto with respect to the specific subject matter hereof.
27. Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions thereof, and accepts this Option is subject to all the terms and conditions of the Plan and this Agreement (including Exhibit A). The Participant acknowledges that there may be adverse tax consequences upon exercise of this Option or disposition of the shares of Common Stock and that the Company has advised the Participant to consult a tax advisor prior to such exercise or disposition.
IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

NEXTRACKER INC.		PARTICIPANT

By:		By:
	Name:		Name:
	Title:		Address:

SECOND AMENDED AND RESTATED 2022 NEXTRACKER INC. EQUITY INCENTIVE PLAN

EXHIBIT A TO THE
STOCK OPTION AGREEMENT
FOR NON-U.S. PARTICIPANTS

PART A - Additional Terms and Conditions for all Non-U.S. Participants
Terms and Conditions
1.    Part B of this Exhibit includes additional country-specific notices, disclaimers, and/or terms and conditions that apply to Participants who are working or residing in the countries listed below and that may be material to participation in the Plan. However, because foreign exchange regulations and other local laws are subject to frequent change, the Participant is advised to seek advice from his or her own personal legal and tax advisor prior to accepting this Agreement.
2.    If the Participant is a citizen or resident of a country, or otherwise subject to tax in another country other than the one in which the Participant is currently working and/or residing in, transfers to another country after the date of grant of the Option Award, or the Participants is considered a resident of another country for local law purposes, the Company shall, in its discretion, determine the extent to which the special terms and conditions contained herein shall be applicable to that Participant.
3.    The Participant warrants that they are proficient in the English language, or have consulted with an advisor who is sufficiently proficient, such that the Participant or their adviser, as applicable, understand the terms and conditions of this document. If this document, or any other document related to the Plan or this Agreement is or has been translated into a language other than English, the English version will prevail if there is any conflict between the versions, unless otherwise prescribed by local law.
4.    The Company reserves the right to impose other requirements on this Option Award and the shares of Common Stock acquired pursuant to the Option Award, to the extent the Company determines it is necessary or advisable to comply with local laws or facilitate the administration of the Plan, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. If advisable due to local law requirements, the Committee, in its sole and absolute discretion, may require the immediate forced sale of the shares of Common Stock issuable and/or deliverable upon vesting of the Options. Alternatively, unless otherwise set forth in this Exhibit, the Committee, in its sole and absolute discretion, may determine to pay out the Options in cash equal to the fair market value of the shares of Common Stock.
5.    The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding acceptance of this Agreement, or participation in the Plan.
Unless otherwise noted below, capitalized terms shall have the same meaning assigned to them under the Plan and this Agreement. This Exhibit forms part of the Agreement and should be read in conjunction with the Agreement and the Plan.
Notifications
This Exhibit A also includes information regarding exchange controls and certain other issues of which the Participant should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of April 1, 2022. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information in this Exhibit A as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information may be out of date at the time that the Option vests, the Participant exercises his or her Option, or the Participant disposes of any shares of Common Stock acquired upon exercise of the Option under the Plan.
In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure the Participant of a particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to his or her situation.

Finally, if the Participant is a citizen or resident of a country other than the one in which he or she is currently working or transfers employment after the Grant Date, the information contained herein may not be applicable to the Participant.
PART B - Country-Specific Additional Terms and Conditions and Notifications
AUSTRALIA

1.Application. This Exhibit shall apply to any Participant (a) that is employed in, resident in, a citizen of, or otherwise subject to tax in Australia; or (b) in circumstances where the Company, in exercising its discretion in accordance with Part A of this Exhibit A, determines this Exhibit shall apply to such Participant (“Australian Participant”).
Notwithstanding any other provision of this Agreement, the Australian Participant acknowledges, understands and agrees that the offer to grant the Option to the Australian Participant:
(a)is a personal offer that:
(i)may only be accepted by the Australian Participant; and
(ii)is made to the Australian Participant because the Australian Participant is an employee, director or consultant with respect to the Company’s business in Australia;
(b)is made by the Company on reliance of the above warranty given by the Australian Participant.
Notwithstanding any other provision of this Agreement all references to IRS in the Agreement are taken equally to refer to the Australian Taxation Office.
2.Tax Deferral. This Agreement is made under a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) (the “Act”) applies (subject to the conditions in that Act).
Notwithstanding clause 1.1(f) of this Agreement, an Australian Participant’s rights under this Agreement or under the Option Award may not be transferred in any manner other than by will or by the laws of descent and distribution.
3.TFN Withholding Tax. If the Company is required by law to pay any tax as a result of or in connection with the grant of Option to the Australian Participant or an amount being included in the Australian Participant’s assessable income under Division 83A of the Income Tax Assessment Act 1997 (Cth) in relation to his or her options for an income year, then the Company will be entitled to:
(a)recover the amount of such tax from the Australian Participant as a debt;
(b)set off the amount of such tax against any debts due by the Company to the Australian Participant; or
(c)where any Options have been granted by the Company to the Australian Participant and such Options vest in the future, withhold a number of shares of Common Stock that have a fair market value on the date at which the Option vests equal to the amount of such tax.
4.Termination of Continuous Service Status. The following provision supplements the termination provisions of this Agreement.
The Australian Participant’s service shall be considered terminated for vesting and other purposes (other than tax purposes) as of the earlier of (a) the date that the Australian Participant receives notice of termination of the Australian Participant’s engagement; or (b) the date that the Australian Participant is no longer actively providing services to the Company or any of its Affiliates, regardless of any notice period or period of pay in lieu of such notice required under applicable employment law; the Committee shall have the exclusive discretion to determine when the Australian Participant’s active provision of services is terminated for purposes of the option (including whether the Australian Participant may still be considered actively employed while on a leave of absence).

5.Labor Law Acknowledgment. The following provisions apply if the Australian Participant resides in Australia and receives an option from the Company:
(a)The Australian Participant’s participation in the Plan does not constitute an acquired right;
(b)The Plan and the Australian Participant’s participation in it are offered by the Company on a wholly discretionary basis;
(c)The Australian Participant’s participation in the Plan is voluntary;
(d)The Company and its Affiliates are not responsible for any decrease in the value of any shares of Common Stock acquired under the Plan;
(e)By accepting the Options, the Australian Participant acknowledges that the Company, with registered offices in the United States of America, is solely responsible for the administration of the Plan. The Australian Participant further acknowledges that his or her participation in the Plan, the grant of the Options and any acquisition of shares of Common Stock under the Plan do not constitute an employment relationship between the Australian Participant and the Company because the Australian Participant is participating in the Plan on a wholly commercial basis. Based on the foregoing, the Australian Participant expressly acknowledges that the Plan and the benefits that he or she may derive from participation in the Plan do not establish any rights between the Australian Participant and the Company and any Subsidiary, and do not form part of the employment conditions and/or benefits provided by the Company or any Subsidiary, and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of the Australian Participant’s employment or services;
(f)The Australian Participant further understands that his or her participation in the Plan is the result of a unilateral and discretionary decision of the Company and, therefore, the Company reserves the absolute right to amend and/or discontinue the Australian Participant’s participation in the Plan at any time, without any liability to the Australian Participant; and
(g)Finally, the Australian Participant hereby declares that he or she does not reserve to him or herself any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and that he or she therefore grants a full and broad release to the Company, its Affiliates, branches, representation offices, shareholders, officers, agents or legal representatives, with respect to any claim that may arise.

6.Data Protection. In addition, the Australian Participant acknowledges that:
(a)the Company will only collect personal information that is reasonably necessary for the purposes of offering the Plan to a Australian Participant, and facilitating our internal business operations;
(b)the Company generally collects personal information directly from the Australian Participant through an application form. Where direct collection is not practicable, the Company may also collect personal information held by its Affiliates or other third parties;
(c)the Company will use the Australian Participant’s personal information only for the purposes of offering and providing the Plan, and in accordance with its privacy policy and the Privacy Act 1988 (Cth) (“Privacy Act”).
(d)the Company may disclose the Australian Participant’s personal information to the Company’s insurance providers and workers compensation administrator, who assist the Company in offering the Plan or operating the Company’s business, and any person with a lawful entitlement to obtain the information.
(e)personal information will be held by the Company on servers located in the United States.

(f)the Company is required by the Corporations Act 2001 (Cth) to collect the following information about Australian Participants for the purposes of the Plan registry: name, contact details.
(g)if the Company does not collect the Australian Participant’s personal information it requires or where the Australian Participant’s personal information is incomplete or inaccurate, it will be unable to administer the Australian Participant’s participation in the Plan and this Agreement;
(h)for the purposes of human resource administration, personal information may be disclosed to entities located outside of Australia (including, without limitation, entities located in the Brazil, Canada, China, Chile, India, Malaysia, Mexico, Singapore, Spain, Switzerland, United Arab Emirates, United States of America). The Company will take reasonable steps to ensure that overseas recipients to whom personal information is disclosed will not breach the Privacy Act.; and
(i)the Company’s privacy policy includes details of how the Company will use, disclose and secure the Australian Participant’s personal information, how the Australian Participant can access and correct any of that information, how the Australian Participant can make a complaint if they consider that the Company has not complied with the Privacy Act and the Australian privacy principles when handling the Australian’s personal information.
BRAZIL

1.Application. This Exhibit shall apply to any Participant (a) that is employed in, resident in, a citizen of, or otherwise subject to tax in Brazil; or (b) in circumstances where the Company, in exercising its discretion in accordance with Part A of this Exhibit A, determines this Exhibit shall apply to such Participant (“Brazilian Participant”).
2.Definitions. Notwithstanding anything else contained in this Agreement:
“Disability” shall mean: “any situation of invalidity or incapacity of the Brazilian Participant, dully declared by the Social Security Bureau (“INSS”), that substantially prevents him/her from fulfilling employment duties as he/she did prior to the event that caused such situation”; and
“Cause” shall mean: “any reason and/or cause such as to justify termination of employment as per article 482 of the Brazilian Labor Code (“CLT”), which include: theft; direct order disobedience, non-compliance with the company’s internal rules and policies, among others.”
1.Notifications. Notwithstanding anything else contained in this Agreement:
(a)Foreign Asset/Account Reporting Notification. The Brazilian Participant hereby represents and acknowledges that holding assets and rights outside Brazil with an aggregate value exceeding US$1,000,000 may be subject to preparing and submitting to the Central Bank of Brazil an annual declaration of such assets and rights. Assets and rights that must be reported include shares of Common Stock of the Company’s common stock acquired or the receipt of any dividends or dividend equivalents paid under the Plan. Please note that the US$1,000,000 threshold may be changed annually and that foreign individuals holding Brazilian visas are considered Brazilian residents for purposes of this reporting requirement.
(b)Tax Notification. The Brazilian Participant hereby represents and acknowledges that payments to foreign countries and repatriation of funds into Brazil (including proceeds from the sale of shares of common stock) and the conversion of USD into BRL associated with such fund transfers may be subject to the tax on financial transactions. It is the Brazilian Participant’s responsibility to comply with any applicable tax on financial transactions arising from their participation in the Plan. The Brazilian Participant should consult with their personal tax advisor for additional details.
2.Risk Factor. By accepting this Option Award, the Brazilian Participant hereby represents and acknowledges that investment in shares of Common Stock involves a degree of risk. If the Participant elects to participate in the Plan, the Brazilian Participant should monitor their participation and consider all risk factors relevant to the vesting or delivery of shares of Common Stock under the Plan as set in this Agreement.
CANADA

1.Application. This Exhibit shall apply to any Participant (a) that is employed in, resident in, a citizen of, or otherwise subject to tax in Canada; or (b) in circumstances where the Company, in exercising its discretion in accordance with Part A of this Exhibit A, determines this Exhibit shall apply to the Participant (“Canadian Participant”).
2.Use of Information. For the purposes of managing and administering the arrangements under this Agreement, we may share basic information such as information concerning the Canadian Participant's eligibility, grants, settlement or vesting in accordance with this Agreement with and between Company Group Members. We may also share this information with service providers that may assist in administering the arrangements under this Agreement, as well as with relevant government authorities.
3.Binding Obligation. This Agreement shall, subject to its terms and conditions, constitute a binding obligation of the Company to issue shares of Common Stock.
CHINA

1.Application. This Exhibit shall apply to any Participant (a) that is employed in, resident in, a citizen of, or otherwise subject to tax in the People’s Republic of China ("China", for the purpose of this Addendum, excluding Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan); or (b) in circumstances where the Company, in exercising its discretion in accordance with Part A of this Exhibit A, determines this Addendum shall apply to the Participant ("Chinese Participant").
2.Data Privacy
(a)Data Collection and Usage. The Company collects, processes and uses personal data about the Chinese Participant, including but not limited to, the Chinese Participant’s name, home address, email address and telephone number, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all awards, rights or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in the Chinese Participant’s favor, which the Company receives from the Chinese Participant or the Chinese Participant’s employer. In order for the Chinese Participant to participate in the Plan, the Company will collect his or her personal data for purposes of allocating shares of Common Stock and implementing, administering and managing the Plan. The Company’s legal basis for the processing of the Chinese Participant’s personal data is based on the Chinese Participant’s consent, the necessity for Company’s performance of its obligations under the Plan and pursuant to the Company’s legitimate business interests, and the Chinese Participant hereby confirms and agrees that the Company shall be entitled to collect, process, use and cross-border transfer such personal data for the purpose of implementation of the Plan.
(b)Stock Plan Administration and Service Providers. The Company may transfer the Chinese Participant’s data to one or more third party stock plan service providers based in the U.S., which may assist the Company with the implementation, administration and management of the Plan. Such service provider(s) may open an account for the Chinese Participant to receive and trade shares of Common Stock. The Chinese Participant may be asked to acknowledge, or agree to, separate terms and data processing practices with the service provider(s).
(c)International Data Transfers. The Chinese Participant’s personal data will be transferred from the Chinese Participant’s country to the U.S., where the Company is based, and may be further transferred by the Company to the U.S., where its service providers are based.
(d)Data Retention. The Company will use the Chinese Participant’s personal data only as long as necessary to implement, administer and manage the Chinese Participant’s participation in the Plan or as required to comply with legal or regulatory obligations, including under tax and securities laws. When the Company no longer needs the Chinese Participant’s personal data, which will generally be ten (10) years after the Chinese Participant participates in the Plan, the Company will delete such data, or make data anonymization on its systems. If the Company keeps the data longer, it would be to satisfy any applicable legal or regulatory obligations.
(e)Data Subject Rights. The Chinese Participant understands that he or she may have a number of rights under data privacy laws in China. Subject to the applicable data protection laws and regulations in China, as updated from time to time, such rights may include the right to (i) request access or copies of personal data processed by the Company, (ii) rectification of incorrect data,

(iii) deletion of data, (iv) restrictions or reject on processing of data, (v) portability of data, (vi) lodge complaints with competent authorities in the Chinese Participant’s jurisdiction, (vii) request for an explanation on the data processing rules, and/or (viii) receive a list with the names and addresses of any potential recipients of the Chinese Participant’s personal data. To receive clarification regarding these rights or to exercise these rights, the Chinese Participant can contact his or her local human resources department.
3.Satisfaction of Regulatory Obligations. If the Chinese Participant is a PRC resident, this Option Award grant is subject to additional terms and conditions, which may include but are not limited to the following, as determined by the Company in its sole discretion, in order for the Company to comply with any applicable local laws and regulations or to obtain the applicable approvals from the PRC State Administration of Foreign Exchange (“SAFE”) to permit the operation of the Plan in accordance with applicable PRC exchange control laws and regulations, which shall apply to the Chinese Participant.
(a)Notwithstanding Section 7(a) of the Agreement, the Company shall, to the extent the Chinese Participant is able to and thereby attempts to exercise the Option Award, provide for the cancellation of such Option Award in exchange for a cash payment equal to the number of shares of Common Stock subject to the Option Award that the Chinese Participant intended to exercise, multiplied by the difference (if any) between the fair market value, determined as of the date of exercise and the Exercise Price less any Tax-Related Items and broker’s fees or commissions, which will be paid by the Company’s local Subsidiary to Chinese Participants via local payroll in local currency. The Company shall have the sole discretion at the exchange conversion rate to be used for calculation of such cash payment. For the avoidance of doubt, any cash payment will only be payable if the Option purported to be exercised would have otherwise been exercisable in accordance with the terms of this Agreement.
(b)For the purpose of Section 3 of the Agreement, each vested and unvested Option Award granted to Chinese Participants under this Agreement shall have no value, neither be exercised, vested, or settled, in whole or in part, prior to an Initial Public Offering; and the Company may, in its sole and absolute discretion, cancel the Option Award and substitute with a new Option Award that will be implemented upon the Initial Public Offering of the Company.
(c)The Company may, in its sole and absolute discretion, provide for the cancellation of such Option Award in exchange for a cash payment equal to the number of shares of Common Stock subject to the Option Award, multiplied by the difference (if any) between the Fair Market Value, determined as of the date of exercise and the Exercise Price, less any Tax-Related Items and broker’s fees or commissions, which will be paid by the Company’s local Subsidiary to Chinese Participants via local payroll in local currency. The Company shall have the sole discretion at the exchange conversion rate to be used for calculation of such cash payment.
(d)The Chinese Participant further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with any applicable SAFE rules and requirements in China.
4.Administration. The Company and its Affiliate shall not be liable for any costs, fees, lost interest or dividends or other losses the Chinese Participant may incur or suffer resulting from the enforcement of the terms of this Exhibit or otherwise from the Company’s operation and enforcement of the Plan and the Agreement in accordance with Chinese law including, without limitation, any applicable SAFE rules, regulations and requirements.
INDIA

1.Application. This Exhibit shall apply to any Participant (a) that is employed in, resident in, a citizen of, or otherwise subject to tax in India; or (b) in circumstances where the Company, in exercising its discretion in accordance with Part A of this Exhibit A, determines this Exhibit shall apply to such Participant (“Indian Participant”).
2.Exchange Control Information. It is the Indian Participant responsibility to comply with applicable exchange control laws in India in relation to dealing with the shares of Common Stock received under this Agreement.
3.Foreign Asset/Account Reporting Information. The Indian Participant is required to declare any foreign bank accounts and any foreign financial assets (which includes shares of Common Stock held in the Indian

Participant’s offshore brokerage account) in the Indian Participant’s annual tax return. It is the Indian Participant’s responsibility to comply with this reporting obligation and the Indian Participant should consult with his / her personal tax advisor in this regard.
4.Cash Settlement. Notwithstanding anything to the contrary in this Agreement, the Company may, in its sole and absolute discretion and at any time prior to the issuance of shares of Common Stock pursuant to the Option Award, to the extent the Indian Participant is able to and thereby attempts to exercise the Option, provide for the cancellation of such Option in exchange for a net of tax cash payment equal to the number of shares of Common Stock subject to the Option Award that the Indian Participant intended to exercise multiplied by the difference (if any) between the fair market value, determined as of the date of exercise and the Exercise Price. The cash payment will be paid by the Company’s local Subsidiary to Participants via local payroll in local currency. The Company shall have the sole discretion at the exchange conversion rate to be used for calculation of such cash payment. For the avoidance of doubt, any cash payment will only be payable if the Option purported to be exercised would have otherwise been exercisable in accordance with the terms of this Agreement.
MALAYSIA
1.Application. This Exhibit shall apply to any Participant (a) that is employed in, resident in, a citizen of, or otherwise subject to tax in Malaysia; or (b) in circumstances where the Company, in exercising its discretion in accordance with Part A of this Exhibit A, determines this Exhibit shall apply to such Participant (“Malaysian Participant”).
2.Director Reporting Requirement: If the Malaysian Participant is a director of the local affiliate in Malaysia, the Malaysian Participant has an obligation to notify the local affiliate in Malaysia in writing: (i) when the Malaysian Participant is granted an Option Award under the Plan, (ii) when the Malaysian Participant receives the shares of Common Stock, (iii) when shares of Common Stock are sold or (iv) when there is an event giving rise to a change with respect to the Malaysian Participant’s interest in the Company. The Malaysian Participant must provide this notification within 14 days of the date the interest is acquired or disposed of or the occurrence of the event giving rise to the change to enable the local affiliate in Malaysia to comply with the relevant requirements of the Malaysian authorities. The Malaysian Companies Act prescribes criminal penalties for directors who fail to provide such notice.
3.Cash Settlement. Notwithstanding anything to the contrary in this Agreement, the Company may, in its sole and absolute discretion and at any time prior to the issuance of shares of Common Stock pursuant to the Option Award, to the extent the Malaysian Participant is able to and thereby attempts to exercise the Option, provide for the cancellation of such Option in exchange for a cash payment equal to the number of shares of Common Stock subject to the Option Award that the Malaysian Participant intended to exercise multiplied by the difference (if any) between the fair market value, determined as of the date of exercise, and the Exercise Price. The cash payment will be paid by the Company’s local Subsidiary to the Malaysian Participants via local payroll in local currency, subject to deduction of any amount of Tax-Related Items. The Company shall have the sole discretion at the exchange conversion rate to be used for calculation of such cash payment. For the avoidance of doubt, any cash payment will only be payable if the Option purported to be exercised would have otherwise been exercisable in accordance with the terms of this Agreement.
MEXICO

1.Application. This Exhibit shall apply to any Participant (a) that is employed in, resident in, a citizen of, or otherwise subject to tax in Mexico; or (b) in circumstances where the Company, in exercising its discretion in accordance with Part A of this Exhibit A, determines this Exhibit shall apply to such Participant (“Mexican Participant”).
2.Employees subject to tax. This addendum is exclusively applicable to Mexican resident individuals (as that term is understood under the Mexican Federal Tax Code) that maintain an employment relationship with the Company’s Mexican subsidiary, as of the corresponding vesting date.
3.Section 6.1. The following should be inserted as a new Section 6.1(b) of the Agreement:
“Withholding Taxes. The Company and/or any subsidiary shall withhold, as a condition precedent to the issuance or delivery of any shares of Common Stock pursuant to an Option Award made hereunder, any taxes and/or and social security contributions (including, without limitation, any national insurance contributions to the extent permitted by applicable law, but excluding any transfer taxes or duties) which may be required to be withheld or paid as a result of, in connection with or with respect to the grant, issue, vesting or exercise of such Award (as applicable) (the “Required Tax Payment”). The Company shall not be required to issue, deliver or release any shares of Common Stock pursuant to an Award until such withholding is applied by the Company and/or relevant subsidiary. Such withholding may be applied, at the sole discretion of the Board, by liquidating such amount of shares of Common Stock which would otherwise be delivered to the Mexican Participant having an aggregate fair market value, determined as of the date of exercise, equal to the Required Tax Payment, as is necessary to enable the Company, or any subsidiary, to satisfy any such obligation."
SINGAPORE
1.Application: This Addendum shall apply to any Participant (a) that is employed in, resident in, a citizen of, or otherwise subject to tax in Singapore; or (b) in circumstances where the Company, in exercising its discretion in accordance with paragraph 1 of this Exhibit A, determines this Addendum shall apply to the Participant (“Singaporean Participant”).
2.Selling Restrictions: The Singaporean Participant acknowledges that the Plan has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the Plan, this Agreement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Option Award and/or shares of Common Stock may not be circulated or distributed, nor may the Option Award and/or shares of Common Stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than pursuant to, and in accordance with, the conditions of an exemption under any provision of Subdivision (4) of Division 1 of Part XIII of the Securities and Futures Act (Cap. 289 of Singapore) (“SFA”), save for section 280 of the SFA. The Singaporean Participant further acknowledges that any transfer and/or disposal of the Option Award and/or shares of Common Stock by the Singaporean Participant (as may be allowed under the Plan and this Agreement and subject to compliance with applicable laws) shall be subject to the condition that the foregoing restrictions shall be imposed on each and every transferee and purchaser, and subsequent transferee and purchaser, of the relevant Award and/or shares of Common Stock.
3.Notification under Section 309B(1) of the SFA: The Award and shares of Common Stock are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
4.Data Protection: The Singaporean Participant acknowledges that:
(a)personal data of the Singaporean Participant as contained in each document and/or any other notice or communication given or received pursuant to the Plan and/or this Agreement, and/or which is otherwise collected from the Singaporean Participant (or their authorised representatives) will be collected, used and disclosed by the Company and/or the relevant subsidiary for the purposes of implementing and administering the Plan, and in order to comply with any applicable laws, listing rules, take-over rules, regulations and/or guidelines;
(b)by participating in the Plan, the Singaporean Participant also consents to the collection, use and disclosure of his personal data for all such purposes, including disclosure of personal data of the Singaporean Participant held by the Company to any of its subsidiaries and/or to third party administrators who provide services to the Company (whether within or outside Singapore), and to the collection, use and further disclosure by such persons of such personal data for such purposes;
(c)the Singaporean Participant also warrants that where he discloses the personal data of third parties to the Company and/or the relevant subsidiary in connection with the Plan and/or this Agreement, he has obtained the prior consent of such third parties for the Company and/or the relevant subsidiary to collect, use and disclose their personal data for the abovementioned purposes, in accordance with any applicable laws, regulations and/or guidelines. The Singaporean Participant shall indemnify the Company and/or the relevant subsidiary in respect of any penalties, liabilities, claims, demands, losses and damages as a result of the Singaporean Participant’s breach of this warranty; and
(d)to the extent that the Singaporean Participant withdraws consent, the Company may use its discretion under this Agreement to terminate the Option Award for no consideration.

5.Cash Settlement. Notwithstanding anything to the contrary in this Agreement, the Company may, in its sole and absolute discretion and at any time prior to the issuance of shares of Common Stock pursuant to the Option Award, to the extent the Singaporean Participant is able to and thereby attempts to exercise the Option, provide for the cancellation of such Option in exchange for a cash payment equal to the number of shares of Common Stock subject to the Option Award that the Singaporean Participant intended to exercise multiplied by the difference (if any) between the fair market value, determined as of the date of exercise, and the Exercise Price. The cash payment will be paid by the Company’s local Subsidiary to the Singaporean Participants via local payroll in local currency, subject to deduction of any amount of Tax-Related Items. The Company shall have the sole discretion at the exchange conversion rate to be used for calculation of such cash payment. For the avoidance of doubt, any cash payment will only be payable if the Option purported to be exercised would have otherwise been exercisable in accordance with the terms of this Agreement.
SPAIN

1.Application. This Exhibit shall apply to any Participant (a) that is employed in, resident in, a citizen of, or otherwise subject to tax in Spain; or (b) in circumstances where the Company, in exercising its discretion in accordance with Part A of this Exhibit A, determines this Exhibit shall apply to such Participant (“Spanish Participant”).
2.Notice of Grant. In accepting the Option Award, the Spanish Participant acknowledges that the Spanish Participant consents to participation in the Plan and has received a copy of the Plan.
Furthermore, the Spanish Participant understands that the Company has unilaterally, gratuitously and discretionally decided to grant the Option Award under the Plan and this Agreement to individuals who may be employees of the Company, the employer or any other participating entity. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company, the employer or any other participating entity on an ongoing basis, other than to the extent set forth in this Agreement. In addition, the Spanish Participant understands that the Option Award would not be granted to him / her but for the assumptions and conditions referred to above; thus, the Spanish Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the Spanish Participant’s Option Award shall be null and void.
3.Exchange Control Information. The Spanish Participant understands that he / she is solely responsible for complying with any exchange control or other reporting requirement that may apply to the Spanish Participant as a result of participating in the Plan, the Option Award, the opening and maintenance of a bank account and/or the transfer of funds in connection with the Plan. The applicable laws are often complex and can change frequently. The Spanish Participant understands that he / she should consult his/her legal advisor to confirm the current reporting requirements when the Spanish Participant transfers any funds related to the Plan to Spain. Spanish residents are required to declare electronically to the Bank of Spain any foreign accounts (including any offshore brokerage accounts), any foreign instruments (including any securities) and any transactions with non-Spanish residents (including any cash payments made by the Company) depending on the value of such accounts, instruments and transactions during the relevant year as of December 31 of the relevant year. This reporting requirement will apply if the balances in such accounts together with the value of such instruments as of December 31, or the volume of transactions with non-Spanish residents during the prior or current year, exceed €1,000,000. Generally, Spanish residents are required to report on an annual basis.
4.Foreign Asset/Account Reporting Information. To the extent that the Spanish Participant has assets or bank accounts outside Spain with a value in excess of €50,000 for each type of asset (including cash payments received under the Plan) as of December 31 each year, the Spanish Participant will be required to report information on such assets on the Spanish Participant’s tax return (tax form 720) for such year. After such rights or assets are initially reported, the reporting obligation will apply for subsequent years only if the value of any previously-reported rights or assets increases by more than €20,000. The report must be made by March 31 following the year for which the report is being made.
SWITZERLAND

1.Application. This Exhibit shall apply to any Participant (a) that is employed under a Swiss law governed employment agreement, resident in, or otherwise subject to tax in Switzerland; or (b) in circumstances where the Company, in exercising its discretion in accordance with Part A of this Exhibit A, determines this Exhibit shall apply to such Participant (“Swiss Participant”).

2.Legal Nature. The Plan and any Option Award are made as and constitute a discretionary ex gratia payment (Gratifikation/Sondervergütung) within the meaning of Art. 322d of the Swiss Code of Obligation.
3.Securities Law Information. In Switzerland, the grant of Options is exempt from the requirement to prepare and publish a prospectus under the Swiss Financial Services Act (“FINSA”). This document does not constitute a prospectus pursuant to the FINSA and no such prospectus has been or will be prepared for or in connection with the Option Awards granted pursuant to the Plan. This document is neither subject to any governmental approval nor must be filed with any Swiss authorities.
4.Tax Reporting Information. (i) At grant. The Participant will receive an addendum to the annual salary statement, reporting the details of the Option Award granted. The Participant is required to file such addendum with his/her tax return. Furthermore, the Participant is required to declare all Option Awards granted under the Plan which should not be subject to the net wealth tax, but must be reflected “pro memoria” in the statement on bank accounts and securities (Wertschriftenverzeichnis) that the Participant is required to file with the annual tax return. (ii) At exercise. The Participant will receive an addendum to the annual salary statement, reporting the taxable income realized upon exercise of the Option Award. The Participant is required to declare such income in and to file the addendum with his/her tax return. Any shares of Common Stock acquired upon exercise will be subject to the net wealth tax and must be reported in the statement on bank accounts and securities (Wertschriftenverzeichnis) that the Participant is required to file with the annual tax return.
5.Data Privacy. Transfer of personal data to the United States. The Participant acknowledges and agrees that personal data will be transferred to the United States and that there is a risk, in particular, that the rights provided for by Swiss (and EU data protection laws, as applicable) may only be guaranteed to a limited extent and that foreign authorities, i.e. authorities of the United States may gain access to personal data with or without the Participant’s knowledge. Such access may also result in further tracking and/or observations by foreign authorities.
6.Cash Settlement. Notwithstanding anything to the contrary in this Agreement, the Company may, in its sole and absolute discretion and at any time prior to the issuance of shares of Common Stock pursuant to the Option Award, to the extent the Swiss Participant is able to and thereby attempts to exercise the Option, provide for the cancellation of such Option in exchange for a cash payment equal to the number of shares of Common Stock subject to the Option Award that the Participant intended to exercise multiplied by the difference (if any) between the fair market value, determined as of the date of exercise and the Exercise Price. The cash payment will be paid by the Company’s local Subsidiary to Participants via local payroll in local currency, subject to deduction of any amount of Tax-Related Items. The Company shall have the sole discretion at the exchange conversion rate to be used for calculation of such cash payment. For the avoidance of doubt, any cash payment will only be payable if the Option purported to be exercised would have otherwise been exercisable in accordance with the terms of this Agreement.
UNITED ARAB EMIRATES

1.Application. This Exhibit shall apply to any Participant (a) that is employed in, resident in, a citizen of, or otherwise subject to tax in the United Arab Emirates; or (b) in circumstances where the Company, in exercising its discretion in accordance with Part A of this Exhibit A, determines this Exhibit shall apply to such Participant (“United Arab Emirates Participant”).
2.Disclaimer. This document does not, and is not intended to, constitute an invitation or an offer of securities in the United Arab Emirates or in the Dubai International Financial Centre or Abu Dhabi Global Market and accordingly should not be construed as such. This document is being issued in connection with the plan to selected employees within the group (a) upon their understanding that the plan has not been approved or licensed by or registered with the United Arab Emirates Central Bank or any other relevant licensing authorities or governmental agencies in the United Arab Emirates; and (b) on the condition that it will not be provided to any person other than the original recipient, is not for general circulation in the United Arab Emirates and may not be reproduced or used for any other purpose. Neither the plan documents nor this communication have been approved by or filed with the United Arab Emirates Central Bank or the Dubai Financial Services Authority or the Financial Services Regulatory Authority.
3.Definitions. Notwithstanding anything else contained in the Agreement, the definition of eligible person for any participant employed in the United Arab Emirates shall only include employees of the Company or any Affiliate of the Company.